                                                                    Exhibit 11


                     HAMILTON BANCORP, INC. AND SUBSIDIARY
                       CALCULATION OF EARNINGS PER SHARE

                 (Dollars in thousands, except per share data)


                                                         Three Months Ended
                                                              March 31,
                                                      -------------------------
                                                         1997           1996
                                                      ----------     ----------
Primary
Weighted average number of
  common shares outstanding                            5,716,915      5,205,030

Common equivalent shares
  outstanding - options                                  236,613        225,000
                                                      ----------     ----------

Total common and common
  equivalent shares outstanding                        5,953,528      5,430,030

Net income                                            $    2,822     $    2,517

Primary earnings per share                            $     0.47     $     0.46

Fully diluted:

Weighted average number of
  common shares outstanding                            5,716,915      5,205,030

Common equivalent shares
  outstanding - options                                  236,613        225,000
                                                      ----------     ----------

Total common and common
  equivalent shares outstanding                        5,953,528      5,430,030

Net income                                            $    2,822     $    2,517

Fully diluted earnings per share                      $     0.47     $     0.46



                                       25